Filed Pursuant to Rule 433
                                                         File No.: 333-126661-05


Attached is the final X2 Notional Amount Schedule

This material is for your information, and none of J.P. Morgan Securities Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc. and Nomura Securities International, Inc. (collectively, the "Underwriters ") are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-126661) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor or any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-400-7834 or by emailing Avinash Bappanad at bappanad_avinash@jpmorgan.com.

The offered certificates referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of offered certificates to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. As a result of the foregoing, you may commit to purchase offered certificates that have characteristics that may change, and you are advised that all or a portion of the offered certificates may not be issued that have the characteristics described in these materials. Our obligation to sell offered certificates to you is conditioned on the offered certificates that are actually issued having the characteristics described in these materials. If we determine that condition is not satisfied in any material respect, we will notify you, and neither the depositor nor any underwriter will have any obligation to you to deliver any portion of the offered certificates which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery. You have requested that the Underwriters provide to you information in connection with your consideration of the purchase of certain offered certificates described in this free writing prospectus. This free writing prospectus is being provided to you for informative purposes only in response to your specific request. The Underwriters described in this free writing prospectus may from time to time perform investment banking services for, or solicit investment banking business from, any company named in this free writing prospectus. The Underwriters and/or their employees may from time to time have a long or short position in any contract or certificate discussed in this free writing prospectus.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY THE UNDERWRITERS AND NOT BY THE ISSUER OF THE SECURITIES OR ANY OF ITS AFFILIATES. THE UNDERWRITERS ARE NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE PROPOSED TRANSACTION.

This communication is for the information only, not an offer or solicitation for the purpose or sale of any financial instrument, nor a solicitation to participate in any trading strategy, nor an official confirmation of any transaction. The information is believed to be reliable, but we do not warrant its completeness or accuracy, prices and availability are indicative only, are as of stated date, and are subject to change without notice. We may hold a position or act as a market maker in any financial instrument discussed herein. Clients should consult their own advisors regarding any tax, accounting or legal aspects of this information. Copyright 2005 JPMORGAN CHASE & CO.

Free Writing Prospectus
(Class X-2 Component Notional Amounts)

The information in this free writing prospectus updates and modifies the information contained in Schedule II of the free writing prospectus, dated February 17, 2006.



                                                             Schedule II
                                              CLASS X-2 COMPONENT NOTIONAL AMOUNTS (1)

      Period Ending              Class A-1             Class A-2        Class A-3A              Class A-3B              Class A-4
      -------------              ---------             ---------        ----------              ----------              ---------
September 12, 2006          $      56,845,000      $   141,263,000       $   100,000,000       $    118,197,000      $   957,540,000
March 12, 2007              $      51,654,000      $   141,263,000       $   100,000,000       $    118,197,000      $   957,540,000
September 12, 2007          $       5,761,000      $   141,263,000       $   100,000,000       $    118,197,000      $   957,540,000
March 12, 2008                                 -   $    94,769,000       $   100,000,000       $    118,197,000      $   957,540,000
September 12, 2008                             -   $    43,103,000       $   100,000,000       $    118,197,000      $   957,540,000
March 12, 2009                                 -                     -   $   100,000,000       $    111,231,000      $   957,540,000
September 12, 2009                             -                     -   $   100,000,000       $     61,334,000      $   957,540,000
March 12, 2010                                 -                     -   $   100,000,000       $      9,552,000      $   957,540,000
September 12, 2010                             -                     -                -                       -      $   926,425,000
March 12, 2011                                 -                     -                -                       -      $   827,579,000
September 12, 2011                             -                     -                -                       -      $   796,370,000
March 12, 2012                                 -                     -                -                       -      $   724,187,000
September 12, 2012                             -                     -                -                       -      $   697,634,000
March 12, 2013                                 -                     -                -                       -      $   477,656,000




(TABLE CONTINUED)


      Period Ending               Class A-SB             Class A-1A          Class A-M            Class A-J             Class B
      -------------               ----------             ----------          ---------            ---------             -------
September 12, 2006              $   115,377,000         $ 428,922,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2007                  $   115,377,000         $ 427,746,000     $  274,737,000        $  209,486,000        $  61,816,000
September 12, 2007              $   115,377,000         $ 404,920,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2008                  $   115,377,000         $ 395,485,000     $  274,737,000        $  209,486,000        $  61,816,000
September 12, 2008              $   115,377,000         $ 381,135,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2009                  $   115,377,000         $ 369,254,000     $  274,737,000        $  209,486,000        $  61,816,000
September 12, 2009              $   115,377,000         $ 360,129,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2010                  $   115,377,000         $ 351,430,000     $  274,737,000        $  209,486,000        $  61,816,000
September 12, 2010              $   113,906,000         $ 342,919,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2011                  $   104,321,000         $ 313,669,000     $  274,737,000        $  209,486,000        $  61,816,000
September 12, 2011              $    92,754,000         $ 305,805,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2012                  $    81,485,000         $ 298,306,000     $  274,737,000        $  209,486,000        $  61,816,000
September 12, 2012              $    69,530,000         $ 290,971,000     $  274,737,000        $  209,486,000        $  61,816,000
March 12, 2013                  $    57,717,000         $ 281,215,000     $  274,737,000        $  209,486,000        $  61,816,000



Period Ending                   Class C             Class D             Class E             Class F             Class G
-------------                   -------             -------             -------             -------             -------
September 12, 2006           $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
March 12, 2007               $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
September 12, 2007           $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
March 12, 2008               $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
September 12, 2008           $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
March 12, 2009               $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
September 12, 2009           $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  27,473,000
March 12, 2010               $  27,474,000       $ 41,210,000       $  24,040,000       $  34,342,000       $  11,690,000
September 12, 2010           $  27,474,000       $ 41,210,000       $  24,040,000       $  24,936,000          -
March 12, 2011               $  27,474,000       $ 41,210,000       $  24,040,000       $  5,671,000           -
September 12, 2011           $  27,474,000       $ 41,210,000       $  11,487,000          -                   -
March 12, 2012               $  27,474,000       $ 35,213,000          -                   -                   -
September 12, 2012           $  27,474,000       $ 19,170,000          -                   -                   -
March 12, 2013               $  27,474,000       $ 3,860,000           -                   -                   -



(TABLE CONTINUED)

Period Ending                 Class H             Class J             Class K             Class L           Total
-------------                 -------             -------             -------             -------           -----
September 12, 2006        $  41,211,000       $  13,737,000       $  13,737,000       $  6,868,000        $ 2,694,275,000
March 12, 2007            $  41,211,000       $  13,737,000       $  13,737,000       $  6,868,000        $ 2,687,908,000
September 12, 2007        $  41,211,000       $  13,737,000       $  13,737,000       $  6,868,000        $ 2,619,189,000
March 12, 2008            $  41,211,000       $  13,737,000       $  13,737,000       $  6,868,000        $ 2,557,499,000
September 12, 2008        $  41,211,000       $  11,058,000          -                   -                $ 2,468,199,000
March 12, 2009            $  28,773,000          -                   -                   -                $ 2,382,753,000
September 12, 2009        $  6,102,000           -                   -                   -                $ 2,301,060,000
March 12, 2010               -                   -                   -                   -                $ 2,218,694,000
September 12, 2010           -                   -                   -                   -                $ 2,046,949,000
March 12, 2011               -                   -                   -                   -                $ 1,890,003,000
September 12, 2011           -                   -                   -                   -                $ 1,821,139,000
March 12, 2012               -                   -                   -                   -                $ 1,712,704,000
September 12, 2012           -                   -                   -                   -                $ 1,650,818,000
March 12, 2013               -                   -                   -                   -                $ 1,393,961,000



(1) The total Notional Amount of the Class X-2 Certificates from time to time will equal the sum of the notional amounts of the components set forth in the table above. Each of those components of the total Notional Amount of the Class X-2 Certificates will relate to a particular Class of Series 2006-CIBC14 Principal Balance Certificates (i.e., Classes A-1, A-2, A-3A, A-3B, A-4, A-SB, A-1A, A-M, A-J, B, C, D, E, F, G, H, J, K and L, respectively). At any particular time during each indicated period through and including the related Distribution Date on which such period ends, the component of the Notional Amount of the Class X-2 Certificates relating to each indicated Class of Series 2006-CIBC14 Principal Balance Certificates will equal the lesser of (a) the notional amount stated in the table above for that Class and period and (b) the then actual Certificate Balance of that Class.